UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CELSUS THERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Celsus Therapeutics Plc
(Company no. 5252842)
Registered in England
London Office
The Gridiron Building
One Pancras Square
C/O Pearl Cohen Zedek Latzer Baratz UK LLP
London, N1C 4AG
Tel: +44 (0)20.3318.3004
Fax: +44 (0)20.3318.3004
Email: info@celsustx.com
Registered Office Address
42 – 50 Hersham Road
Walton-on-Thames
Surrey
KT12 1RZ

Notice of 2015 annual general meeting of the company to be held on 29 June 2015

Dear Shareholder,

The Annual General Meeting of Celsus Therapeutics plc (the “Company” or “Celsus”) will be held on June 29, 2015, at 1:00 pm EST, at our New York office, 24 West 40th Street, 8th Floor, New York, NY 10018 ("Annual General Meeting”).

Attached to this letter you will find the Proxy Statement with the formal notice of the resolutions and proxy form for the meeting. In February 2015, we announced that the Phase II Trial of MRX-6 Cream 2% in pediatric atopic dermatitis did not reach the primary endpoint and did not demonstrate any improvement over the vehicle (placebo) cream. Prior to this announcement, we were conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. Since February 2015, we have been exploring potential business opportunities. Following the announcement, after considering our various alternatives, we decided to suspend development of the MRX-6 cream dermatology program and on April 6, 2015, we sent a letter to the FDA to close our IND for the MRX-6 cream 2%. As we reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, our senior management is considering potential strategic opportunities available to us, including repeat testing of MRX-6 in a dermatology indication or other non-dermatologic indication, advancing our pre-clinical candidates through animal models, the acquisition of new program assets and/or the sale of the company, or the liquidation of our company and distribution of assets to our shareholders. Because of the magnitude of the resources required to redesign and/or develop our current product candidates, both clinical and pre-clinical, our management concluded that the process to redesign and/or develop the assets and the early-stage of the other product candidates would likely not enable us to obtain the amount of funding required to meaningfully develop such assets in the near-term. We believe that our status as an SEC reporting company, our strong and experienced management and our continued NASDAQ listing, combined with our existing but limited cash resources, could likely attract high-quality merger partners who may possess new, later or same-stage clinical assets that, if developed, could provide greater potential value to our shareholders in the future. We are in the process of considering such potential business alternatives.

In connection with our evaluation of potential business alternatives, we began a significant restructuring plan to preserve our financial resources, minimize our exposure to fixed costs for staff and facilities and increase our control over the strategic timing and use of all of our resources. We are currently focusing on the following principal activities following the negative outcome of the MRX-6 trial: (i) reduction of our costs, which includes a reduction in staff, (ii) diligence activities associated with thoroughly exploring potential business alternatives, and (iii) our compliance activities associated with being a public company in good regulatory standing. Our evaluation of potential business alternatives entails numerous significant risks and uncertainties, including the risks and uncertainties set forth in Item 1A under the heading “Risk Factors” of this Quarterly Report on Form 10-Q. There can be no assurance that our evaluation of potential business alternatives will result in any transaction.

Recommendation

The Directors of the Company believe that all the proposals to be considered at the Annual General Meeting are in the best interests of the Company and are most likely to promote the success of the Company for the benefit of its members as a whole.

The Directors unanimously recommend that you vote in favour of all the proposed resolutions as they intend to do, where appropriate, in respect of their own beneficial holdings.

We look forward to seeing you at the meeting. If you will not be able to attend the meeting, you are requested to complete and return the proxy form in accordance with the instructions printed on it, as soon as possible, but in any event so as to be received, at least 48 hours before the time fixed for the meeting. Completing the proxy form will not preclude you from attending the meeting and voting in person should you decide to do so.

You will find the Notice, Accounts and Form of Proxy on our website http://www.celsustx.com/corporate-governance/

We will keep you informed of developments and further updates. If you have any questions, please contact either Gur Roshwalb, our Chief Executive Officer, or Dov Elefant, our Chief Financial Officer by email to info@celsustx.com.

Yours sincerely,

Mark S. Cohen	Gur Roshwalb
Chairman of the Board	Chief Executive Officer